Exhibit 99.1

Wednesday, January 26, 2011, For Immediate Release

Press Release

Heartland Express, Inc. Chairman of the Board and CEO Takes a Leave of Absence for Health Reasons

NORTH LIBERTY, IOWA - January 26, 2011 - The Board of Directors of Heartland Express, Inc. (Nasdaq: HTLD) announced today that Russell Gerdin, Chief Executive Officer and Chairman of the Board, will take a leave of absence for health reasons. Michael Gerdin, President and Director, will assume Russell Gerdin's responsibilities in his absence and additionally, will act as Chairman of the Board. The Gerdin family appreciates the respect for their privacy.

Michael Gerdin has served as President since May of 2006 and as a Board member since May of 1996. In addition, the Company's other four senior corporate officers have a combined 104 years of experience with the organization.

For further information contact
Michael J. Gerdin, President
John P. Cosaert, ExecVP; CFO
Heartland Express, Inc.
319-626-3600